EXHIBIT 16.1

Letter of Miller and McCollom Re. Change In Certifying Accountant

May 25, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 1, 2005, of MSO Holdings, Inc. and are in agreement with the statements contained in paragraphs one, three, four and six therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs two and five of Item 4.01 of the above-referenced filing.

/s/ Miller and McCollom